Exhibit 10.8

[FREESCALE LETTERHEAD]

                        , 2004

[Name]

Dear [Name]:

As you know, the Board of Directors of Motorola, Inc. (“Motorola”) has awarded you $             to compensate you for the loss of your unvested benefits under the Motorola Elected Officer Supplemental Retirement Plan (the “Plan”) and to further motivate you to make Freescale a success. Fifty percent of the award will be paid to you on the two-year anniversary of the date Motorola distributes its remaining interest in Freescale Semiconductor, Inc. (“Freescale”) to Motorola’s common stockholders (the “Distribution Date”) and the other 50% on the three-year anniversary of the Distribution Date. These payments are conditioned on your remaining an employee of Freescale or any successor thereof on the date of payment. However, you will be entitled to a lump sum payment of any unpaid portion of the award if your employment with Freescale or any successor is terminated by your death or disability or by Freescale or its successor without cause.

The Board of Directors of Freescale has approved the reimbursement of any tax cost you incur as a result of the receipt of these payments from Motorola on a grossed-up basis. For purposes of determining the amount of the gross-up payment, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the gross-up payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality in which you are resident at that time, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state and local taxes.

You hereby agree to notify Freescale of the amount of any payment received from Motorola in payment of the award and the date of such payment.

Please affix your signature to the enclosed copy of this letter agreement and return it to me at your earliest convenience.

Sincerely,

FREESCALE SEMICONDUCTOR, INC.

ACCEPTED:

Date: